Exhibit 10.1

iHEARTMEDIA, INC.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Award Agreement”), dated as of             , 2020 (the “Effective Date”), evidences the grant of RSUs pursuant to the provisions of the 2019 Incentive Equity Plan (the “Plan”) of iHeartMedia, Inc. (the “Company”) to the individual whose name appears below (“Participant”), covering the specific number of shares of Common Stock (the “Shares”) set forth below and on the following terms and conditions. Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1.	Name of Participant:

2.	Number of RSUs:

3.	Date of grant of the RSUs:

4.	Vesting:

a.

Except as otherwise expressly provided in Sections 4.b-c hereof, subject to Participant’s continued employment or service through the applicable vesting date, 100% of those RSUs that are earned based on the achievement of certain cost-savings, diversity, and ESG performance goals as set forth on Annex B hereto (the “Earned RSUs”) shall vest on the eighteen (18)-month anniversary of the date of grant.

b.

Notwithstanding anything to the contrary contained in Section 4.a hereof, upon a Participant’s Qualifying Termination or termination of employment due to death or Disability (i) that occurs during a performance period that is ongoing, 100% of the RSUs with respect to such performance period (i.e., the Cost-Savings RSUs, the Diversity RSUs and/or the ESG RSUs (as defined on Annex B), as applicable) shall vest, or (ii) that occurs after a performance period has ended, 100% of the Earned RSUs with respect to such performance period shall vest.

c.

Notwithstanding anything to the contrary contained in Section 4.a hereof, upon a Change in Control of the Company, (i) if such Change in Control occurs during a performance period, 100% of the RSUs with respect to such performance period (i.e., the Cost-Savings RSUs, the Diversity RSUs and/or the ESG RSUs, as applicable) shall vest immediately prior to the consummation of the Change in Control, or (ii) if such Change in Control occurs after a performance period has ended, 100% of the Earned RSUs with respect to such performance period shall vest immediately prior to the consummation of the Change in Control.

d.

Subject to Section 4.b hereof, vesting shall cease immediately upon termination of Participant’s employment or service for any reason, and any portion of the RSUs that has not vested on or prior to the date of such termination shall be forfeited on such date. Once vesting has occurred, the vested portion will be settled at the time specified in Section 6 hereof.

e.

For purposes of this Agreement, “Disability” shall has such meaning as is contained in the Plan and, notwithstanding anything to the contrary contained in the Plan, also shall include a “disability” as determined by the Committee in its reasonable discretion.

5.

Each RSU is granted together with Dividend Equivalents, which Dividend Equivalents will be (a) paid in the same form (cash or stock) in which the corresponding dividends are paid to the stockholders and (b) subject to the same vesting and forfeiture provisions as the RSUs granted pursuant to Section 2. Any payments made pursuant to Dividend Equivalents will be paid in either cash or in shares of Common Stock, or any combination thereof, effective as of the date of settlement under Section 6 below.

6.

Promptly following, and in any event within sixty (60) days of, the vesting of the RSUs, the Participant shall receive the number of shares of Common Stock that corresponds to the number of RSUs that have become vested on the applicable vesting date, less any shares of Common Stock withheld by the Company pursuant to Section 6.6 of the Plan (if any) to “net settle” the Participant’s RSUs as contemplated therein. To the extent that any FICA tax withholding obligations arise in connection with the RSUs or the dividend equivalents prior to the date on which on which such RSUs or dividend equivalents should otherwise become payable to the Participant, then the Company may accelerate the payment of a number of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Company or any Affiliate may withhold such amounts in satisfaction of such withholding obligations. If the RSUs and/or the dividend equivalents constitute “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), then (i) Section 9.11 of the Plan shall apply to the RSUs, the dividend equivalents and this Award Agreement and (ii) all payments to be made upon a termination of employment under this Award Agreement may only be made upon the Participant’s “separation from service” (within the meaning of Section 409A of the Code) and (iii) all payments to be made upon a Change in Control under this Award Agreement may only be made upon the occurrence of a “change in control event” (within the meaning of Section 409A of the Code).

7.

Participant hereby acknowledges receipt of a copy of the Plan attached hereto as Annex A as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference and the RSUs are subject to such terms and conditions in all respects (except as expressly modified herein). This Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

8.

Nothing in the Plan or this Award Agreement shall confer upon Participant any right to continue to be employed by or provide services to the Company or any of its Subsidiaries or Affiliates, or interfere in any way with any right of the Company or any of its Subsidiaries or Affiliates to terminate such employment or service at any time for any reason whatsoever (whether for Cause or without Cause) without liability to the Company or any of its Subsidiaries or Affiliates.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first written above.

iHEARTMEDIA, INC.

Name:
Title:

PARTICIPANT

Name:

Attachments:	Annex A (The Plan)

Annex B (RSU Performance Goals)

ANNEX A

2019 INCENTIVE EQUITY PLAN

OF

iHEARTMEDIA, INC.

ANNEX B

RSU PERFORMANCE GOALS

The RSUs are comprised of three tranches: (1) the Cost-Savings RSUs, (2) the Diversity RSUs, and (3) the ESG RSUs, each of which may be earned and become Earned RSUs based on the achievement of applicable performance goals, as described below.

Cost-Savings RSUs

The “Cost-Savings RSUs” constitute 80% of the total RSUs. The Cost-Savings RSUs are comprised of three tranches:

(1)    the 2020 operating expense savings (excluding modernizations) (“Additional Savings”) tranche (the “Additional Savings RSUs”), which comprises 50% of the Cost-Savings RSUs;

(2)    the 2020 savings from modernizations (“Nexus Savings”) tranche (the “Nexus Savings RSUs”), which comprises 25% of the Cost-Savings RSUs; and

(3)    the 2021 annual run rate savings from modernizations (“Nexus Run Rate Savings”) tranche (the “Nexus Run Rate RSUs”), which comprises 25% of the Cost-Savings RSUs;

each of which shall be eligible to become Earned RSUs as set forth below based on the Company’s achievement of the Additional Savings, the Nexus Savings and Nexus Run Rate Savings goals. The performance period for each of the Nexus Savings RSUs and the Additional Savings RSUs is the 2020 calendar year; the performance period for the Nexus Run Rate RSUs is the 2021 calendar year.

Additional Savings

The number of Additional Savings RSUs that become Earned RSUs shall be determined following the end of the performance period by multiplying the number of Additional Savings RSUs (i.e., 40% of the total RSUs) by the Additional Savings Earning Percentage, as determined in accordance with the following table.

	Additional Savings ($)	Additional Savings Earning Percentage
“Threshold Level”	< $ 180,000,000	0%
“Target Level”	$ 190,000,000	50%
“Maximum Level”	≥ $ 200,000,000	100%

In the event that the Additional Savings falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the Additional Savings Earning Percentage shall be determined using straight line linear interpolation between the applicable levels.

Nexus Savings

The number of Nexus Savings RSUs that become Earned RSUs shall be determined following the end of the performance period by multiplying the number of Nexus Savings RSUs (i.e., 20% of the total RSUs) by the Nexus Savings Earning Percentage, as determined in accordance with the following table.

	Nexus Savings ($)	Nexus Savings Earning Percentage
“Threshold Level”	< $ 45,000,000	0%
“Target Level”	$ 47,500,000	50%
“Maximum Level”	≥ $ 50,000,000	100%

In the event that the Nexus Savings falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the Nexus Savings Earning Percentage shall be determined using straight line linear interpolation between the applicable levels.

Nexus Run Rate Savings

The number of Nexus Run Rate Savings RSUs that become Earned RSUs shall be determined following the end of the performance period by multiplying the number of Nexus Savings RSUs (i.e., 20% of the total RSUs) by the Nexus Run Rate Savings Earning Percentage, as determined in accordance with the following table.

	Nexus Run Rate Savings ($)	Nexus Run Rate Savings Earning Percentage
“Threshold Level”	< $ 90,000,000	0%
“Target Level”	$ 95,000,000	50%
“Maximum Level”	≥ $ 100,000,000	100%

In the event that the Nexus Run Rate Savings falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the Nexus Run Rate Savings Earning Percentage shall be determined using straight line linear interpolation between the applicable levels.

Diversity RSUs

The “Diversity RSUs” constitute 10% of the total RSUs. The Diversity RSUs shall be eligible to become Earned RSUs based on the Company’s achievement of the following three goals during the performance period: (1) distribution of Black Information Network programming on a 24/7 basis on at least 20 iHeartRadio radio stations, (2) Black Information Network will build out capabilities in at least 10 of the 20 affiliated stations to provide full Black Information Network local news coverage and reporting, and (3) 50% of the new podcast shows launched after July 1, 2020 are produced and/or hosted by women and/or minority creators. The performance period for the Diversity RSUs ends on the one-year anniversary of the date of grant.

The Diversity RSUs may become Earned RSUs as follows:

•	If the Committee determines in its sole discretion that all three goals have been achieved, then 100% of the Diversity RSUs will become Earned RSUs.

•

If the Committee determines in its sole discretion that at least two goals have been achieved, then the Committee may certify in its sole discretion that up to 90% of the Diversity RSUs will become Earned RSUs.

•	No Diversity RSUs will become Earned RSUs if fewer than two goals have been achieved, as determined by the Committee in its sole discretion.

The Committee may determine in its sole discretion that any of the Diversity RSU performance goals have been achieved prior to the conclusion of the performance period; and in such event, the performance period shall be deemed concluded on such determination date.

ESG RSUs

The “ESG RSUs” constitute 10% of the total RSUs. The ESG RSUs shall be eligible to become Earned RSUs based on the Committee’s determination that the Company has demonstrated significant and tangible progress on the following three goals during the performance period: (1) diversity in radio programming, (2) employee diversity training, and (3) environmental awareness. The performance period for the ESG RSUs ends on the one-year anniversary of the date of grant.

The ESG RSUs may become Earned RSUs as follows:

•	If the Committee determines in its sole discretion that all three goals have been achieved, then 100% of the ESG RSUs will become Earned RSUs.

•

If the Committee determines in its sole discretion that at least two goals have been achieved, then the Committee may certify in its sole discretion that up to 90% of the ESG RSUs will become Earned RSUs.

•	No ESG RSUs will become Earned RSUs if fewer than two goals have been achieved.

The Committee may determine in its sole discretion that any of the Diversity RSU performance goals have been achieved prior to the conclusion of the performance period; and in such event, the performance period shall be deemed concluded on such determination date.

Forfeiture

Any RSUs that do not become Earned RSUs in accordance with this Annex B shall be forfeited and terminated without payment of any consideration therefor as of the end of the applicable performance period.

Measurement and Quarterly Review Process

The Additional Savings, Nexus Savings and Nexus Run Rate Savings goals (the “Savings Goals”) are based upon, among other inputs, certain assumptions about the future business of the Company, as well as financial analyses prepared by the Company for the projected business of the Company and its subsidiaries. The Committee shall closely monitor and measure management’s progress toward achieving the Savings Goals through (i) an up-front review of measurement methodology and detailed, quantified action plans (“Action Plans”) designed to achieve each of the Savings Goals (such review to be conducted within 30 days following the Effective Date), and (ii) a series of quarterly meetings with management to be held during the remainder of the 2020 and 2021 performance periods to compare actual savings results achieved in each quarter with the targets incorporated in the relevant Action Plans. Final measurement of actual savings achieved compared to Savings Goals shall be made after the completion of the applicable performance period. In order to properly account for any significant and unusual one-time items – including material M&A transactions, unusual events, or incremental value-creation initiatives that may require added one-time costs to achieve – the Committee shall retain discretion to adjust the calculation of actual results achieved as necessary on a pro forma basis in order to avoid distortion in measuring such results relative to the targeted Savings Goals in the Action Plans. Adjustments for unusual one-time items (if any) shall be made by the Committee in good faith and in such manner as it may deem equitable.